UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current report pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

TriCo Bancshares

(Exact name of registrant as specified in its charter)

California	0-10661	94-2792841
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

63 Constitution Drive, Chico, California	95973
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 898-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01: Other Events

On December 22, 2017, President Donald Trump signed into law “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, which among other items reduces the federal corporate tax rate to 21% effective January 1, 2018. As a result, TriCo Bancshares (the “Company”) has concluded that this will cause the Company’s deferred tax assets to be revalued. The Company’s deferred tax assets represent a decrease in corporate taxes expected to be paid in the future. The Company performed a preliminary analysis to determine the impact of the revaluation of the deferred tax asset. Using the information available at this time, the Company estimated that the value of the deferred tax asset would be reduced by approximately $7.7 million. Under this methodology, the estimated fourth quarter earnings impact would be approximately ($0.33) per share and the estimated tangible book value impact would be approximately ($0.34) per share based on estimated fourth quarter weighted average diluted shares of approximately 23,290,000 and total shares outstanding of approximately 22,956,000 at year end.

The Company’s revaluation of its deferred tax asset is subject to further clarifications of the new law that cannot be estimated at this time, and the determination of certain accounting valuation adjustments, such as, valuation adjustments related to unrealized gain or loss on investment securities available for sale, mortgage servicing rights, pension liabilities, and allowance for loan losses that are in the process of being finalized at this time. As such, the Company is unable to make a final determination of the impact on the quarterly and year to date earnings for the period ending December 31, 2017 at this time. The Company does not anticipate future cash expenditures as a result of the reduction to the deferred tax asset.

To the extent required, the Company may file one or more amendments to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRICO BANCSHARES

Date: December 29, 2017	/s/ Thomas J. Reddish
Thomas J. Reddish, Executive Vice President and
Chief Financial Officer (Principal Financial and
Accounting Officer)